Buenos Aires, September 16th, 2019.

COMISIÓN NACIONAL DE VALORES

BOLSAS Y MERCADOS ARGENTINOS S.A.

Ref.:    Relevant Event. Stand Alone rating of the Company.

Dear Sirs,

I am writing to you, in my capacity as Head of Market Relations of Pampa Energía S.A. (the “Company”) in order to inform that, in line with the review of the Argentinian country risk assessment, S&P Global Ratings resolved to review the stand alone rating of the Company from “BB-” to “B+”.

Sincerely,

________________________________

María Agustina Montes

Head of Market Relations